Exhibit 99.1

CONTACTS:

Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

JTH Holding, Inc. Receives NASDAQ Notice of Non-Compliance with Listing Rules

Virginia Beach, VA (August 21, 2013) — JTH Holding, Inc. (NASDAQ: TAX), the parent company of Liberty Tax Service, announced today that it has received a letter from the NASDAQ Stock Market LLC (NASDAQ) indicating the Company was not in compliance with the continued listing requirements under NASDAQ Listing Rule 5250(c)(1).  The Company anticipated the letter given that it has not completed its previously announced restatements of prior financial statements necessary in order to file its Annual Report on Form 10-K for the year ended April 30, 2013 with the Securities and Exchange Commission (SEC) by the extended August 13, 2013 deadline.

The Company disclosed earlier this month that it would be restating previously issued financial statements because of accounting changes in response to comments received from the staff (the Staff) of the SEC.   The Company is working diligently on this matter and intends to file its Annual Report on Form 10-K as soon as practicable.  The Company does not anticipate additional Staff comments that will further delay the restatement process or the filing of the Annual Report on Form 10-K, although that filing and the Company’s other filings will remain subject to further SEC review.

The letter states that the Company has been given until October 14, 2013 to submit a plan to regain compliance.  The Company believes it will file its Annual Report on Form 10-K and regain compliance prior to the deadline for submitting a plan.

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared over 12 million individual income tax returns.  Liberty Tax Service also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the timing and resolution of the Staff’s review process, the restatement of the Company’s historical financial statements, the filing of the Company’s Annual Report on Form 10-K and the Company’s ability to regain compliance under the NASDAQ Listing Rules.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the timing of the resolution of the Staff’s comments; the impact the Staff’s review process may have on our historical financial results; the impact of changes in our accounting practices on historical and future financial results; the consequences of any restatements of our financial statements; the timing for and results of the pending restatements; uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

###